Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

JET.AI INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Jet.AI Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On March 9, 2026, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Corporation’s Certificate of Incorporation, as amended (the “Certificate”).

B. Section 1.3 of Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:

1.3 Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, as amended, of the Corporation, each two hundred (200) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash in lieu of such fractional share interests. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

C. This Amendment to the Certificate has been duly approved and adopted in accordance with the provisions of Section 242 of the DGCL.

D. This Amendment to the Certificate shall be effective as of April 8, 2026, at 12:01 a.m. E.T.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer of the Corporation on this 7th day of April, 2026.

JET.AI INC.

By:	/s/ George Murnane
George Murnane, Interim Chief Financial Officer

[Certificate of Amendment to Certificate of Incorporation]